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                                                                    Exhibit 10-l

[Nordson Corporation Letterhead]                                   April 7, 1988

                                                                    CONFIDENTIAL

Mr. Edward P. Campbell
1700 Queen Anne's Gate
Westlake, Ohio 44145

Dear Ed:

I am pleased to confirm my offer to you for the position of Vice President, Corporate Development for Nordson Corporation. In this key position, you will report directly to me. Your initial compensation and benefit package will be as follows:

COMPENSATION

            BASE SALARY

            Your initial base salary will be ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000) PER YEAR. Your Base Salary will be reviewed on November 1, 1988 and yearly thereafter, coinciding with an annual performance review.

            BONUS - A target bonus of fifty-five percent (55%) of Base Salary has been established for your position under the Nordson Executive Incentive Bonus Plan. As we discussed should you accept this offer, you will be guaranteed the amount of the target Bonus for Fiscal Year 1988, which ends October 30, 1988, prorated for the
            part of Fiscal Year 1988 in which you are employed by Nordson.   As
            with all bonuses paid under the Plan, payment will be made in cash not later than the first payroll date in January following the end of a Fiscal Year.
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Mr. E. P. Campbell                           -2-                April 7, 1988


STOCK

In our discussions, I have stressed the goals for the Corporation. Achievement of these goals enhances the value of Nordson Common Stock. Your participation as a member of my team allows you to contribute to the achievement of these goals and share in the increased value of our stock as a reward for your efforts.

            RESTRICTED STOCK

            You will be granted 3,000 shares of Restricted Nordson Common Stock when you commence your employment. Upon expiration of a three-year restriction period, you will have full right, title and interest in the Stock provided you are still an active Nordson employee. Under the Restricted Stock Plan, you relinquish right, title and interest in the Stock if your employment terminates prior to the expiration of the restriction period.

            INCENTIVE STOCK OPTIONS - Effective on your first day of employment, you will be entitled to an Incentive Stock Option on 3,000 shares of Nordson Common Stock. The option price will be established on your first day of employment in accordance with the Incentive Stock Option Plan. The Stock Options have a ten-year exercise period and will become exercisable in cumulative installments of 25% per year beginning one year after the effective date.

            NON-QUALIFIED STOCK OPTIONS - Effective on your first day of employment, you will be entitled to a Non-Qualified Stock Option on 4,000 shares of Nordson Common Stock. The option price will be established on your first day of employment in accordance with the terms of the Plan. The options will become exercisable in cumulative installments of 25% per year beginning one year after the effective date and will expire ten years after the effective date.
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Mr. E. P. Campbell                        -3-                   April 7, 1988


CAR ALLOWANCE

You will be entitled to an Executive Automobile Allowance in the amount of Eight Thousand Dollars ($8,000) per year, payable in quarterly installments.

PENSION PLAN

You will be a participant in the Nordson Corporation Salaried Employees' Pension Plan. Your pension benefit will be equal to the benefit you quality for under this Pension Plan described in the attached booklet, but modified by the following in view of your prior service with The Standard Oil Company/BP
America:

1. Your prior service with The Standard Oil Company/BP America will be recognized in determining vesting and the amount of your pension benefit.

2. Your "Final Average Pay" will be determined as the average of your monthly compensation during your 36 consecutive highest-paid months (instead of 60).

3. You will be eligible for a full pension benefit at age 60 instead of age 65. You will be eligible for early retirement at age 55 with a reduction of 5% per year for each year that actual retirement occurs prior to age 60.

4. If your employment with Nordson terminates for any reason other than disability or death prior to retirement at age 55, your pension benefit will be equal to the benefit you would have received if you had remained employed by The Standard Oil Company/BP America calculated using your total years of service at The Standard Oil Company/BP America and Nordson.

5. The benefit you qualify for under the Nordson Pension Plan will be reduced by any pension benefit payment you receive from The Standard Oil Company/BP America.
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Mr. E. P. Campbell                       -4-                   April 7, 1988


OTHER BENEFITS

You will be entitled to Nordson Corporation's benefit package normally offered to executive at the Vice President level. They include the following:

            -       Medical, Dental and Life Insurance Plans

            - Disability Income (Long-term disability coverage will commence upon your first day of employment. We are waiving the customary waiting period for this benefit.)

            -       Employee Stock Ownership Plan and Stock Purchase Plan

            -       Nordson Employees' Savings Trust Plan (401K)

            -       Four weeks annual paid vacation

            -       Officers Deferred Compensation Plan

            -       Supplemental Executive Retirement Plan

This offer is contingent upon your completion of a physical examination and the signing of Nordson Corporation's Employee Agreement. We have enclosed a copy of the Employee Agreement for your review. If you have any questions concerning this Agreement, please feel free to discuss them with me. This Agreement is to be signed in the presence of a member of the Human Resource Department on the first day of your employment. It will also be necessary for you to complete the enclosed Nordson Employee Application and bring it with you on your first day of work.

On behalf of Nordson Corporation, I want you to know I feel you can contribute significantly towards the growth and success of the Company. We believe that you will find the position of Vice President, Corporate Development stimulating, challenging and rewarding.

                                                        Sincerely,



                                                        /s/ W. P. Madar
                                                        W. P. Madar



WPM:
Enclosures